Exhibit 10.1

EMPLOYMENT CONTRACT

THIS EMPLOYMENT AGREEMENT is made this 01st day of OCTOBER, 2024, (the Effective Date”), between MOBILE-HEALTH NETWORK SOLUTIONS, (hereinafter referred to as “Employer”, or the Company), having a principal place of business at 2 Venture Drive, #07 - 06 / 07, Vision Exchange, Singapore 608526 and LUN KWOK CHAN (hereinafter referred to as “Employee”) who resides in, 03-02 Shelford Suites, 16 Shelford Road, Singapore 288383. In consideration of the mutual covenants contained in this Agreement, the Employer and the Employee hereby agree as follows:

1. Term of Employment.

A.	Employer employs Employee and Employee accepts employment with the Employer for a period of twelve (12) months beginning on the 01st day of OCTOBER, 2024; however, this Agreement may be terminated earlier as provided elsewhere in this Agreement. This Agreement shall be automatically renewed yearly beyond the period herein identified for an additional period of up to three (3) years, beyond which the terms and conditions herein may be subjected to changes as set by the company.

2. Duties of Employee.

A.	Employee is employed as the Company’s CHIEF DATA ANALYST (“CDA”).

B.	Employee shall perform the duties and responsibilities customarily assigned to a company’s CDA and as set forth in Exhibit A of this agreement. Employee shall report to and be subject to the direction and control of the CEO and COO of the Company.

C.	Employee shall devote a reasonable amount of his productive time, ability, and attention to the business of Employer during the term of this contract.

3. Compensation of Employee.

A.	Base Compensation. As compensation for services rendered under this Agreement, Employee shall be entitled to receive from Employer a monthly salary of [●], payable in accordance with Employer’s regular payroll schedule. Refer Employee Incentive Plan 2023 v1, Table 1.

B.	Quarterly Incentive. As additional compensation, the Employer agrees to pay to the Employee, Performance Incentives in accordance with the Performance Incentive Plan set forth on Table 2, attached. The computation as determined by the firm shall be final and conclusive for such purposes on both the Employer and the Employee. Refer Employee Incentive Plan 2023 v1, Table 1.

C.	Six Monthly Incentive. Employee is eligible to receive a cash incentive based upon individual and company performance as determined by the Employer in its sole discretion. The incentive will be earned on six monthly basis, and paid sixty (60) days after the closing of the quarter. To determine the incentive, the Employer will use the following criteria, to arrive at their decision; increase in revenue, earnings, cash flow, debt reduction; economic value added, return on net assets, return on stockholders’ equity, return on assets, return on capital, stockholder returns, return on sales, gross or net profit margin, productivity, expense, margins, operating efficiency, objective measures of customer satisfaction, working capital, financing, earnings per share, market share, inventory turns, acquisitions or strategic transactions, or other means of bringing additional value to the Employer. Refer Employee Incentive Plan 2023 v1, Table 1.

D.	Annual Base Salary Review. During an employee’s first year of work, their performance evaluation will be conducted at the end of their probation period and on the anniversary of their hire date. After the first year, performance evaluations will begin in January each year and any salary increases related to the evaluation will start in March. Refer Employee Incentive Plan 2023 v1, Table 1.

4. Confidential Information.

A.	Trade Secret. Employee shall not, during the term of this Agreement or at any time thereafter, make unauthorized use of, or divulge to any other person or entity Company’s trade secrets, confidential or other information as is described in Article 4, Section B, without prior written permission from Company’s CEO. This Confidentiality Covenant shall apply to, but shall not be limited to all information protected under the Computer Misuse Act 1993 (“CMA”), and, in addition thereto, to all information described in, but not limited to, Section B and Section C of this Paragraph and the protections provided to the Company under this Agreement shall be in addition to and not in lieu of the protections afforded under said Act.

B.	Confidential Information means and includes all oral, written and/or tangible information relating to the business, products, affairs, performance and finances of the Company, which for the time being is confidential, proprietary to it and/or not generally available to the public or treated by it as such and including, but not limited to, information relating in whole or in part to trade secrets, present and future products, services, business plans and strategies, marketing ideas and concepts, especially with respect to unannounced products and services, present and future product plans, pricing, volume estimates, financial data, product enhancement information, business plans, marketing plans, sales strategies, customer information (including customers’ Confidential applications and environments), market testing information, development plans, specifications, customer requirements, designs, plans or other technical and business information.

C.	Intellectual Property includes ideas, concepts, creations, discoveries, inventions, improvements, know how, trade or business secrets ; trademarks, service marks, designs, utility models, tools, devices, models, methods, procedures, processes, systems, principles, algorithms, works of authorship, flowcharts, drawings, books, papers, models, sketches, formulas, teaching techniques, electronic codes, proprietary techniques, research projects, and other confidential and proprietary information, computer programming code, databases, software, programs, data, documents, instruction manuals, records, memoranda, notes, user guides; in either printed or machine- readable form, the whether or not copyrightable or patentable, or any written or verbal instruction or comments.

D.	Exclusive Property of Company. The confidential information and trade secrets described above shall remain the exclusive property of Company and shall not be removed from the premises of Company under any circumstances whatsoever without the express prior written consent of Company.

E.	Breach of Confidentiality. If Employee breaches or threatens to breach this Article 4, Company shall be entitled to obtain injunctive relief containing such mandatory or prohibitory clauses as are necessary to prevent the continued breach of this covenant of confidentiality. Company shall also be entitled to any other remedies provided under this contract or at law. If Company elects to enforce this Paragraph through a court of law of appropriate jurisdiction, Employee shall be liable for payment of all court costs, attorney’s fees, and necessary expenditures, which Company incurs.

5. Non-Competition and Other Restrictive Covenants.

A.	Non-Compete. During the term of this Agreement and upon termination of Employee’s employment hereunder, and for a period of one (1) year from the date thereof, Employee shall not directly or indirectly engage in any business or other activity where the employee will engage in the same or substantially similar activities to those which he engaged in for the Company, if such activity or business is in competition with Company.

B.	Non-Solicitation of Hire. During the term of this Agreement and for a period of two (2) years after its termination, Employee shall not recruit or seek to hire (whether directly or by assisting others) any other employee of Company or its affiliates who are still actively employed by or doing business with Company or its affiliates at the time Employee attempts to recruit or hire such persons, if employee had substantial contact with such other employee while employed by the Company.

C.	Solicitation of Business. For a period of two (2) years after the termination of this Agreement Employee shall not, solicit or attempt to solicit, directly, indirectly, or by assisting others, any business from any of Company’s clients, customers, or actively-sought prospective customers with whom Employee had material contact during Employee’s employment for purposes of providing products or services that are competitive with those the Company provides.

D.	Locations of Employment. The Non-Competition Covenants contained in this Article 5 shall apply within any geographic areas in which Employee conducted such activities for Company, and within the area where Employee is working at the time of the termination, and to any area wherein Employee worked at any time during the employment with the Company.

E.	Locations of Business Activities. The parties understand that the Company does business throughout the South East Asia. Accordingly, they each understand and agree that these Non-Competition Covenants shall apply to any area wherein Employee conducts, performs supervises or assists in any operations on Company’s behalf, and to any area where clients, customers or actively sought prospective customers with whom Employee had material contact are present.

F.	Activities. The prohibitions in these Non-Competition Covenants shall apply to all such activities in such geographic area and during such period whether they are conducted for Employee’s own sake, or account, or on behalf of or in conjunction with another or others, or as a partner or joint venture, employee, agent, officer, director, beneficiary, or shareholder of such entity, person, partnership, association, firm, trust, or corporation.

G.	Breach of Non-Competition Covenant. Employee understands and acknowledges that the provisions of Article 4 and 5 of this Agreement are required for the fair and reasonable protection of Company’s proprietary interest in its business, and are intended to prohibit third parties from benefitting from Employee’s relationship with Company at the Company’s expense and economic detriment. Employee recognizes and agrees that the ascertainment of damages in the event of Employee’s breach or violation of any covenant or undertaking contained in this Agreement, would be difficult, if not impossible to determine, and further that the various rights and duties created hereunder are extraordinary and unique, so that Company will suffer irreparable injury that cannot adequately be compensated for by monetary damages if Employee breaches or violates any covenant or undertaking contained in the Articles of this Agreement. Employee therefore agrees that, in addition to and without limiting any other remedy or right it may have, Company shall have the immediate right to obtain a preliminary and final injunction against Employee, from any court of competent jurisdiction enjoining any such alleged breach or violation without posting any bond that might otherwise be required, and agrees that Employee shall not plead or otherwise deny the adequacy of consideration given by Company in exchange for these covenants, nor the adequacy of any relief at law (including monetary damages) as a defense to Company’s petition, claim or motion for preliminary or final injunctive relief.

H.	Agreement to Arbitrate and Jury Trial Waiver. Except as otherwise set forth in this Agreement, Employer and Employee agree that claims between the parties concerning this Agreement, which cannot be resolved through discussions or negotiations between them within fifteen (15) days of the commencement, shall be settled by arbitration through the services of an arbitrator mutually agreed upon by the parties, who shall apply the rules of the Singapore International Arbitration Centre (SIAC), or such other rules as the parties may mutually agree to observe. The decision of the arbitrator shall be final and may be enforced by any court having jurisdiction over the persons subject to such proceedings. The parties to this Agreement waive all rights to trial by jury which may otherwise exist with regard to the interpretation and enforcement of this Agreement.

6. Termination.

A.	Termination With Notice. During the period of employment, if either party decides to terminate this employment agreement, with or without cause, the period of notice of termination shall be ninety (90) days, or pay in lieu of notice of termination.

B.	Termination Without Notice Period. The Employer may terminate this Agreement immediately on any of the following grounds without any notice in advance and without compensation of any sort or kind whatever and without prejudice to any claim that the Company may establish against the Employee for debt or damage:

a.	Previously possessed related knowledge, competency, qualifications, behaviour and biography declared either by documentation or orally, during the course of the employment evaluation leading to final employment, concealed false information;

b.	Refusal to perform duties assigned, or disobedience of orders and directives issued to the Employee;

c.	Violation of any rule or regulation of which the Employee has notice and that may be established from time to time for the conduct of the Company’s business;

d.	Unlawful misconduct by the Employee, including, without limitation, the commission of an act of fraud or embezzlement against the Company or commission of a crime involving moral turpitude;

e.	Consistent wilful misconduct or negligence in performing of the Employee’s duties;

f.	Engaged in conduct materially detrimental to the business of the Employer;

g.	Breach of fiduciary duty in connection with the Employee’s employment with the Company;

h.	Being absent or being unable to perform the Employee’s duties and alleging ill- health as the cause thereof, the Employee shall refuse to medical practitioner nominated by the Company to examine the Employee or shall fail to give to such medical practitioner the information necessary to report upon the Employee’s state of health;

i.	Breach of any of the provision of this Agreement.

C.	In the event of the bankruptcy or insolvency of Employer, this Agreement and all the obligations of either party hereunder shall terminate.

7. Miscellaneous.

A.	Annual Leave. Employee shall be entitled to a total of fourteen (14) days annual paid leave in addition to holiday and sick leave. Any unused vacation time may not be carried forward from year to year.

B.	Sick Leave. Employee shall be entitled to Fourteen (14) days of sick leave annually, which shall be administered in accordance with Employer’s standard business practices. Any unused sick leave may not be carried forward from year to year.

C.	Employee Benefit Plan. Employee shall be entitled to participate in such employee benefit plans as may be provided by the Company for the benefit of the Company’s executive officers, including any health insurance plan, disability insurance plan, stock option plan, or other employee welfare benefit plan. The existence of any such plans, along with the terms and conditions of inclusion, and the specific benefits thereby provided are matters within the sole discretion of the Company.

D.	Public Holidays. Employee shall be entitled to receive paid time off for all nationally recognised or local holidays, in accordance with Employer’s policies and procedures as they may exist from time to time.

E.	Expenses. Employer shall reimburse Employee for such expenses incurred by Employee which Employer, in its sole discretion, determines were reasonably necessary to the performance by Employee of her duties on behalf of the Company.

F.	Stock Option. Refer MHNS Employee Incentive Plan for Stock Options.

G.	Severability. All of the clauses of this Agreement are distinct and severable and if any clause shall be deemed illegal, void or unenforceable, the validity, legality or enforceability of any other clause or provision of this Agreement shall not be affected.

H.	Waiver. Waiver by either party of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any subsequent breach hereof.

I.	Governing Law and Jurisdiction. This Agreement shall be governed and construed in accordance with the laws of Singapore in relation to any legal action or proceedings to enforce this Agreement. Subject to arbitration, the Parties irrevocably submit to the exclusive jurisdiction of any competent courts situated at Singapore and waive any objection to such proceedings on grounds of venue or on the grounds that the proceedings have been brought in an inconvenient forum.

J.	Entire Agreement. This Agreement, including Exhibit A, contains the entire agreement between the parties and supersedes any and all other agreements, whether oral or in writing, between the parties and contains all of the covenants and agreements between the parties with respect to the subject matter of this Agreement. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, that are not embodied in this Agreement, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing signed by the party to be charged.

K.	Relationship of the Parties. The relationship between the Company and the Employee is solely that of hirer and Employee.

L.	Amendments. No change, modification, or end of service of any of the terms, provisions, or conditions of this Agreement shall be effective unless made in writing and signed or initialled by all signatories to this Agreement.

M.	Survival. End of service of this Agreement shall not affect those provisions hereof that by their nature are intended to survive such end of service.

N.	Assignment. The Employee acknowledges and agrees that the Company may assign any of its rights under this Agreement to any person or entity. This Agreement is not assignable by the Employee.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement to be effective as of the date first written above.

SIGNED by

Name:	Dr Siaw Tung Yeng
Designation:	Co-CEO

FOR AND ON BEHALF OF MOBILE-HEALTH NETWORK SOLUTIONS

EMPLOYEE

Name:	Lun Kwok Chan
NRIC:	[●]

Exhibit A

Job Description

MOBILE-HEALTH NETWORK SOLUTIONS

Job Title:	Chief Data Analyst

Job Category:	Executive

Department/Group:	Business/Operation

Position Type:	Flexi-hour

Probationary:	NA

Location:	Singapore

Travel Required:	Yes

Salary Range:	Monthly base (20% variable component) plus commission and bonus

Development Goals:	Posted Monthly, Evaluated Quarterly

New Hire:	Yes

Duties:	● Data Collection: Gathering relevant data from multiple sources to ensure comprehensive analysis.

● Data Examination: Analyzing and interpreting data to support business decisions and identify trends.

● Data Strategy Development: Collaborating with other executives to develop and implement a data strategy that aligns with the organization’s goals.

● Data Governance: Defining and maintaining data governance frameworks to ensure the integrity, security, and proper management of data.

● Collaboration: Working with teams across the organization to utilize data insights for operational improvement and innovation.

● Setting Up Data Infrastructure: Creating data flows and establishing data warehouses to ensure effective data management and storage.

● Performs any other duties assigned by the Board of Directors, CEO and COO.

Relationship and Roles:	Employee

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